Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of Hi-Crush Partners LP (the “Partnership”) of our reports dated March 13, 2013 relating to the consolidated financial statements of the Partnership and the consolidated financial statements of Hi-Crush Proppants LLC (Predecessor), both of which appear in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

October 21, 2013